EXHIBIT 99.1 – Press release

For Release Before Market Opens
April 7, 2011

Peoples Educational Holdings, Inc. Reports Third Quarter and Nine-Month Financial Results

Saddle Brook, New Jersey, April 7, 2011 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced  financial results for the three and nine-months ended February 28, 2011.

Net revenue for the quarter was $5.1 million, compared to $5.5 million in the prior year. Net loss for the seasonally slow third quarter was $625,000, an improvement of $176,000 and 22% from the prior year.   Net loss per share for the quarter was $0.14, compared to $0.18 in the prior year.

“Although revenue did decline in the third quarter compared to the prior year we are encouraged by the positive trend over our first and second quarter results and we are expecting this momentum to continue into the fourth quarter.  I’m also particularly pleased by the feedback from the market to our new Common Core Standards products which were introduced during the quarter,” states Brian T. Beckwith, President and Chief Executive Officer.

Third Quarter Financial Results

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Total revenue for the third quarter ending February 28, 2011 was $5.1 million compared to $5.5 million in the prior year. Test Preparation, Assessment, and Instruction product group revenue was $4.1 million compared to $4.4 million in the prior year. College Preparation revenue increased to $713,000 for the current period from $521,000 and Literacy revenue was $306,000 compared to $579,000 in the prior year.

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Gross profit as a percentage of revenue increased from 41.8% of revenue in the prior year to 43.8% in the current period.  Direct Cost as a percentage of revenue decreased from 33.2% to 29.2% primarily due to product revenue mix. Prepublication cost amortization expense remained consistent in dollars but increased as a percentage of revenue from 25.0% in the prior year to 27.0% due to the decline in revenue.

•	Marketing and selling expenses declined in both dollars and as a percentage of revenue from $2.3 million and 42.8% of revenue in the prior year to $2.0 million and 38.9% of revenue.

•	General and administrative expenses increased by $99,000 on a year-over-year basis primarily due to $137,000 of stock-based compensation expense, offset by overall expense reductions.

•	Net loss for the period for the third quarter was $625,000 ($0.14 per share) compared to a loss of $801,000 ($0.18 per share) in the prior year.

Nine-Month Financial Results

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Total revenue for the nine-month period ending February 28, 2011 was $24.4 million compared to $27.5 million in the prior year. Test Preparation, Assessment and Instruction revenue was $13.2 million, compared to $15.5 million in the prior year. College Preparation revenue was $9.7 million for the current period compared to $10.1 million and Literacy revenue was $1.5 million compared to $1.8 million in the prior year.

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Gross profit as a percentage of revenue declined from 41.7% in the prior year to 40.7%.  The decline is primarily due to amortization of prepublication costs which although decreased $174,000 from the prior year to $3.9 million, increased as a percentage of revenue from 14.9% to 16.0% due to revenue decline.

•	Marketing and selling expenses decreased from $7.1 million (25.8% of revenue) in the prior year to $6.5 million (28.8% of revenue).

•	General and administrative expenses decreased by $49,000 on a year-over-year basis primarily due to overall expense reductions, offset by an increase of $125,000 in stock-based compensation expense.

•	Net loss for the period for the nine-month period was $155,000 ($0.03 per share) compared to net income of $357,000 ($0.08 per share) in the prior year.

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Non-GAAP net income (loss), which excludes non-recurring costs and adjusts for the difference between prepublication expenditures and amortization, was a loss of  $291,000, or $0.07 per share, compared to income of $1.2 million or $0.27 per share in the prior year (see Exhibit 1). The year-over-year fluctuation is primarily due to the $512,000 decline in net income, and the $1.5 million increase in product development expenditures, due to the timing of new product releases. We anticipate however, that the full year product development expenditures will be comparable to the prior year.

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Free cash flow (cash provided by operating activities reduced by expenditures for prepublication costs, equipment and intangibles, see Exhibit 2) declined from $3.3 million in the prior year to a negative $292,000 in the current year. The decline in free cash flow is a result of a $2.0 million decrease in net cash provided by operations consisting primarily of fluctuations in net income, deferred taxes and prepaid marketing expenses compared to the prior year.  In addition product development expenditures were $1.5 million higher than the prior year due to timing of product releases.  However, full-year product development expenditures are anticipated to be in line with the prior year expenditures.

Full Year Guidance - Revised

“Although we are encouraged by the improvement in revenue for the third quarter and expect that trend to continue into the fourth quarter, we are still being impacted by the effects of state and local budgetary issues.  Therefore we are adjusting our full year guidance.  We are projecting full year revenue to be between $32 million to $33 million, net loss to be between $200,000 to $300,000, or $0.04 to $0.07 per basic share, Non-GAAP net income to be between $175,000 to $275,000 or $0.04 to $0.06 per share, and positive free cash flow to range between $250,000 to $400,000,” states Brian T. Beckwith.

Use of Non-GAAP Financial Measures

Some of the measures in this press release are Non-GAAP financial measures within the meaning of SEC Regulation G.  We believe that presenting Non-GAAP net income and Non-GAAP earnings per share and Free Cash Flow are useful to investors because they describe our operating performance and help gauge our ability to generate cash flow.  We use these Non-GAAP measures as important indicators of our past performance and to plan and forecast performance in future periods.  The Non-GAAP financial information presented may not be comparable to similarly titled financial measures used by other companies, and investors should not consider Non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

Conference Call

We have scheduled a conference call today, April 7, 2011, at 11:00 A.M. Eastern Time. The call will be hosted by Brian Beckwith, President and Chief Executive Officer and Michael DeMarco, Executive Vice President and Chief Financial Officer.  A slide presentation highlighting points discussed in our conference call will also be available prior to the conference call through the investor relations section of our web site at www.peopleseducation.com.

Conference Call and Webcast Details:

Live Conference Call

Thursday, April 7, 2011 at 11:00 a.m. Eastern Time

US:	800-638-4930
International:	617-614-3944
Participant Passcode:	65713950

Live Audio Webcast:  http://phx.corporate-ir.net/playerlink.zhtml?c=184416&s=wm&e=3837309

Webcast Replay (available approximately two hours after conference call ends through
April 6, 2012)   http://phx.corporate-ir.net/playerlink.zhtml?c=184416&s=wm&e=3837309

Dial-in Audio Replay (available approximately two hours after conference call ends through April 14, 2011)

Dial In:	888-286-8010
International:	617-801-6888
Passcode:	54552733

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc., is a publisher and marketer of print and digital educational materials for the K-12 school market. The Company focuses its efforts in three market areas:

Test Preparation, Assessment, and Instruction
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Test Preparation and Assessment: We create and sell state-customized, print and digital, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests for grades 1-12.

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Instruction: We produce and sell proprietary state-customized print worktexts and print and web-based delivered assessments for grades 1-8.  These products provide students with in-depth instruction and practice in reading, language arts, and mathematics.  In addition, our backlist remedial and multicultural products are included in this group.

Literacy
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We distribute for three publishers, on an exclusive basis in the United States, supplemental literacy materials for grades K-8.  These materials include an extensive selection of leveled reading materials, high interest engaging resources for striving readers, series that integrate reading, science and social studies, and selections and strategies for students who are in the process of learning English.

College Preparation
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We distribute and publish instructional materials that meet the required academic standards for high school honors, college preparation, and Advanced Placement courses. We are the exclusive high school distributor for two major college publishers.  We also publish our own proprietary college preparation supplements and ancillary materials.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in section 21E of the Securities Exchange Act of 1934) regarding the Company and its markets. These forward-looking statements involve a number of risks and uncertainties, including (1) changes in demand from customers, (2) changes in product or customer mix or revenues and in the level of operating expenses, (3) rapidly changing technologies and the Company's ability to respond thereto, (4) the impact of competitive products and pricing, (5) federal, state and local levels of educational spending, (6) the Company’s ability to retain qualified personnel, (7) the Company’s ability to retain its distribution agreements in the College Preparation and Literacy markets, (8) the sufficiency of the Company’s copyright protection, and (9) the Company’s ability to continue to rely on the services of a third-party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contacts:

Peoples Education, Inc., Saddle Brook, NJ 07663
Press Contact: Victoria Kiely
Phone: 201-712-0090 ext. 215
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands-Except Share Data)	UNAUDITED		UNAUDITED
	February 28, 2011	May 31, 2010	February 28, 2010
ASSETS

Current Assets
Cash and Cash Equivalents	$33	$110	$95
Accounts Receivable Net of Allowances for
Doubtful Accounts and Returns	2,204	2,990	2,261
Inventory, Net	3,554	3,591	3,980
Prepaid Expenses and Other	390	264	357
Prepaid Marketing Expenses	710	642	443
Deferred Income Taxes	900	833	938
Total Current Assets	7,791	8,430	8,074

Equipment - At Cost, Less Accumulated Depreciation
of $2,551, $2,444 and $2,405, respectively	308	249	272

Other Assets
Deferred Prepublication Costs, Net	13,095	12,864	11,991
Deferred Income Taxes	502	477	212
Trademarks, Net	232	189	189
Prepaid Expenses and Other	114	167	185
Total Other Assets	13,943	13,697	12,577

Total Assets	$22,042	$22,376	$20,923

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Current Maturities of Long Term Obligations	$2,000	$2,000	$2,000
Accounts Payable	4,004	4,904	3,322
Accrued Compensation	391	153	241
Other Accrued Expenses	506	527	444
Deferred Revenue	508	404	546
Total Current Liabilities	7,409	7,988	6,553

Long Term Obligations, Less Current Maturities	8,810	8,584	8,475

Total Liabilities	16,219	16,572	15,028

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, authorized 1,500,000 shares; none issued	-	-	-
Common Stock, $0.02 par value; authorized 8,500,000 shares;
issued: 4,481,434, as of February 28, 2011 and 4,478,434
shares as of May 31, 2010 and February 28, 2010	90	90	90
Additional Paid In Capital	8,294	8,120	8,105
Accumulated Deficit	(2,497)	(2,342)	(2,236)
Treasury Stock - 16,232 shares, at cost	(64)	(64)	(64)
Total Stockholders' Equity	5,823	5,804	5,895

Total Liabilities and Stockholders' Equity	$22,042	$22,376	$20,923

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,

	2011	2010	2011	2010

Revenue, Net	$5,126	$5,450	$24,430	$27,504

Cost of Revenue
Direct Costs	1,496	1,809	10,561	11,950
Prepublication Cost Amortization	1,385	1,364	3,918	4,092
Total	2,881	3,173	14,479	16,042

Gross Profit	2,245	2,277	9,951	11,462

Selling, General and Administrative Expenses	3,162	3,398	9,945	10,548

Income (Loss) from Operations	(917)	(1,121)	6	914

Other Expenses, Net	5	11	22	25
Interest Expense	71	46	230	206

Income (Loss) Before Income Taxes	(993)	(1,178)	(246)	683

Income Tax Expense (Benefit)	(368)	(377)	(91)	326

Net Income (Loss)	$(625)	$(801)	$(155)	$357

Net Income (Loss) per Common Share:
Basic and Diluted	$(0.14)	$(0.18)	$(0.03)	$0.08

Weighted-average Number of
Common Shares Outstanding:
Basic	4,465	4,462	4,465	4,462
Diluted	4,465	4,462	4,465	4,465

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In Thousands)	Nine Months Ended
	February 28,
	2011	2010
Cash Flows From Operating Activities
Net Income (Loss)	$(155)	$357
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities
Depreciation	107	164
Amortization of Prepublication Costs and Intangible Assets	3,936	4,104
Stock-Based Compensation	170	45
Market Value Adjustment of Interest Rate Swap	15	(117)
Deferred Income Tax (Benefit)	(92)	948
Changes in Assets and Liabilities
Accounts Receivable	786	581
Inventory	37	239
Prepaid Expenses and Other	(73)	54
Prepaid Marketing Expenses	(68)	419
Accounts Payable and Accrued Expenses	(683)	(1,016)
Deferred Revenue	104	268
Net Cash Provided By Operating Activities	4,084	6,046

Cash Flows From Investing Activities
Purchases of Equipment	(166)	(49)
Expenditures for Intangibles	(61)	(31)
Expenditures for Prepublication Costs	(4,149)	(2,617)
Net Cash Used In Investing Activities	(4,376)	(2,697)

Cash Flows From Financing Activities
Net (Payments) Borrowings Under Line of Credit	1,711	(1,762)
Exercise of Stock Options	4	-
Principal Payments On Long-Term Debt	(1,500)	(1,534)
Net Cash Provided By (Used In) Financing Activities	215	(3,296)

Net Increase (Decrease) in Cash and Cash Equivalents	(77)	53

Cash and Cash Equivalents
Beginning of Period	110	42
End of Period	$33	$95

Supplemental Cash Flow Information
Cash Payments for:
Interest	$217	$382

Exhibit 1

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss)

(In Thousands - Except Share Data)
	Nine Months Ended
	2/28/2011	2/28/2010
Net Income (Loss)	$(155)	$357
Amortization of Prepublication Costs	3,918	4,092
Cash Expenditures for Prepublication Costs	(4,149)	(2,617)
Market Value Adjustment of Interest Rate Swap	15	(117)
Adjusted Income Tax Expense (Benefit)	80	(502)
Non-GAAP Net Income (Loss)	$(291)	$1,213

Basic Weighted Shares Outstanding	4,465	4,462

Non-GAAP Earnings Per Share	$(0.07)	$0.27

Exhibit 2

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow

(In Thousands)
	Nine Months Ended
	2/28/2011	2/28/2010
Net Cash Provided By Operating Activities	$4,084	$6,046
Cash Expenditures for Equipment and Intangibles	(227)	(80)
Cash Expenditures for Prepublication Costs	(4,149)	(2,617)
Free Cash Flow	$(292)	$3,349